Exhibit 23.1

                     CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Liberty Property Trust filed on October 15, 1996 for the registration of 1,000,000 shares of its Common Shares of Beneficial Interest and to the incorporation by reference therein of our reports dated February 19, 1996, with respect to the consolidated financial statements and schedule of Liberty Property Trust and Liberty Property Limited Partnership, respectively, included in the Annual Report (Form 10-K) of Liberty Property Trust and for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                         ERNST & YOUNG LLP
                                                         Ernst & Young LLP


Philadelphia, Pennsylvania
October 14, 1996